UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Zions Bancorporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZIONS BANCORPORATION

One South Main, Suite 1134, Salt Lake City, Utah 84111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On

April 25, 2003

To the Shareholders:

The Annual Meeting of the Shareholders of Zions Bancorporation (“the Company”) will be held in the Salt Lake City Marriott Hotel, 75 South West Temple, Salt Lake City, Utah 84101, on Friday, April 25, 2003, at 1:30 p.m. for the following purpose:

1.	To elect four directors for the terms specified in the attached Proxy Statement (Proposal 1).

2.	To approve amendments to the 1998 Non-Qualified Stock Option and Incentive Plan (Proposal 2).

The meeting will also be used to transact other business as may properly come before the shareholders. Your proxy is being solicited by the Board of Directors. For the reasons stated herein, your Board of Directors unanimously recommends that you vote “for” Proposals 1 and 2.

A Proxy Statement, Proxy Card, and a copy of the Annual Report on the Company’s operations during the fiscal year ended December 31, 2002, accompany this notice.

IT IS IMPORTANT THAT ALL SHAREHOLDERS BE REPRESENTED AT THE MEETING. Shareholders who are unable to attend in person SHOULD IMMEDIATELY SIGN, DATE AND MAIL the accompanying Proxy Card in the enclosed envelope, which requires no postage.

The prompt return of proxies will save the Company the expense of further requests for proxies, which might otherwise be necessary in order to ensure a quorum.

By order of the Board of Directors

Doyle L. Arnold

Corporate Secretary

Salt Lake City, Utah

March 17, 2003

PROXY STATEMENT

ZIONS BANCORPORATION

One South Main, Suite 1134, Salt Lake City, Utah 84111

ANNUAL MEETING OF SHAREHOLDERS

April 25, 2003

VOTING AT THE MEETING

Your proxy is solicited by your Board of Directors. It will be voted as you direct. If no contrary direction is given, your proxy will be voted:

➢	FOR the election of directors listed below; and

➢	FOR amendments to the 1998 Non-Qualified Stock Option and Incentive Plan.

You may revoke your proxy at any time before it is voted by giving written notice to the Secretary, Zions Bancorporation, or by mailing a later dated proxy, or by voting in person at the meeting.

The only shares that may be voted are the 90,457,596 shares of Common Stock outstanding at the close of business on March 3, 2003, the Record Date for the meeting. Each share is entitled to one vote.

Where some or all of the shares represented by the duly executed and returned proxy of a broker or other nominee are not voted on one or more items, pursuant to the rules of the national securities exchange of which the nominee is a member or of the National Association of Securities Dealers or otherwise, the shares will be treated as represented at the meeting but not voted. Directors are elected by a plurality of the votes cast at the meeting, with the four persons receiving the highest number of votes to be elected. On all other matters the action will be approved if a quorum is present and the number of shares voted in favor of the action exceeds the number of shares voted against the action.

The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of stock held in a broker or nominee name. Directors, officers and employees of the Company may solicit proxies in person or by mail or telephone, but will receive no extra compensation for doing so. This Proxy Statement is first being mailed to the shareholders of Zions Bancorporation on or about March 21, 2003.

NOMINATION AND ELECTION OF DIRECTORS

(Proposal 1)

It is intended that the proxies received will be voted for the election of nominees for director named herein unless otherwise indicated. In case any of the nominees named herein is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who shall be designated by the present Board of Directors to fill such vacancy. Directors are elected by a plurality of the votes cast at the meeting, with the four persons receiving the highest number of votes to be elected.

The following persons are nominated for election as directors for the specified term. Until their successors are elected and qualified, they will, together with other directors presently in office, constitute the entire elected Board of Directors:

Three-year Term

R. D. Cash

Patricia Frobes

Richard H. Madsen

Harris H. Simmons

The Board of Directors recommends that the Shareholders vote FOR the election of the nominees for director set forth above.

The following information is furnished with respect to each of the nominees for election as directors, as well as for directors whose terms of office will not expire prior to the Annual Meeting of Shareholders:

Nominees	Principal Occupation During Past Five Years	Director Since	Present Term Expires	Age
R.D. Cash(2, 5)	Chairman, Director, Former President and Chief Executive Officer of Questar Corporation, Salt Lake City, Utah; Former Director, Zions First National Bank; Director, Associated Electric and Gas Insurance Services Limited and National Fuel Gas; former Director of Federal Reserve Bank of San Francisco (Salt Lake City Branch) and Energen Corp.	1989	2003	60

Patricia Frobes	Group Senior Vice President for Legal Affairs and Risk Management and General Counsel, The Irvine Company, Newport Beach, California; Vice Chair and General Partner, O’Melveny & Myers, 2001-2003; General Partner, O’Melveny & Myers, 1979-2001.	(New)		56

Richard H. Madsen(1, 3)	Former Chairman, President and Chief Executive Officer, ZCMI, 1990-2000.	1994	2003	64

Harris H. Simmons(2)	Chairman, President and Chief Executive Officer of the Company; Chairman of Zions First National Bank; Director, Questar Corporation, and O.C. Tanner Co.	1989	2003	48

DIRECTORS WITH UNEXPIRED TERMS OF OFFICE

Directors	Principal Occupation During Past Five Years	Director Since	Present Term Expires	Age
Jerry C. Atkin(2, 3)	Chairman, President and Chief Executive Officer, SkyWest Airlines, St. George, Utah; Director, SkyWest, Inc.	1993	2005	54

Roger B. Porter(1, 2, 3)	IBM Professor of Business and Government, Harvard University; Assistant to the President for Domestic and Economic Affairs, The White House, 1989-1993; Director, National Life Insurance Co., Pactiv Corporation, and Tenneco Automotive, Inc.	1993	2004	56

Stephen D. Quinn(1, 5)	Retired, former Managing Director, and former General Partner, of Goldman, Sachs & Co.; Director, Group 1 Automotive, Inc.	2002	2005	47

L. E. Simmons(2, 4)	President, SCF Partners, L.P. (Private Equity Investment Management), Houston, Texas; Chairman, Oil States International; Director, Varco International and ExpressJet Holdings.	1978	2004	56

Shelley Thomas Williams(4,5)	Senior Director of Communications and Public Affairs, Huntsman Cancer Institute; Director, The Regence Group, Portland, Oregon; Senior Vice President of Communications and Public Affairs, Salt Lake Organizing Committee for the Olympic Winter Games of 2002, 1997-2000.	1998	2005	51

I. J. Wagner(1)	President, The Keystone Company (Corporate Investments), Salt Lake City, Utah.	1965	2004	87

(1)	Member of the Audit Committee

(2)	Member of the Executive Committee

(3)	Member of the Executive Compensation Committee

(4)	Member of the Credit Review Committee

(5)	Member of the Nominating and Corporate Governance Committee

COMPENSATION OF DIRECTORS

During 2002, the Company’s outside directors received a $12,000 annual retainer and $1,000 for each regular and special meeting attended. Members of the committees received $750 for each committee meeting attended. The Chairman of the Audit Committee received an additional $6,000 annual retainer and the other members of the Audit Committee received an additional $3,000 annual retainer. Each of the retainer and meeting fees are paid in cash unless the director elects to receive phantom stock as described below. Non-employee directors are also granted non-qualified stock options annually. Directors who are full-time compensated employees of the Company do not receive either the retainer or any other compensation for meetings of the Board of Directors or its committees.

The Company maintains a Deferred Compensation Plan for directors whereby a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board. The director may elect to invest the deferred fees in an interest-bearing unsecured note, or in “phantom” stock, whereby the earnings will be calculated as if the deferred compensation had been invested in the Company’s common stock (although an actual investment is not made and settlement is made only in cash).

BOARD OF DIRECTORS AND COMMITTEES

Zions has a strong commitment to good corporate governance and to the highest standards of ethical conduct. Since our last shareholders’ meeting, the Board of Directors has taken a number of actions designed to ensure compliance with the rapidly changing laws, rules and regulations that govern our business. These actions include the adoption of Corporate Governance Guidelines, broadening the role of the Nominating Committee to include corporate governance responsibilities; restructuring the Nominating and Corporate Governance Committee to ensure that members are independent of management; adopting or updating the charters for all Board committees; updating the Code of Business Conduct and Ethics; and establishing management’s Disclosure Committee.

The Board of Directors held five meetings during the fiscal year ending December 31, 2002. In addition, the independent directors met once in executive session during 2002 and expect to meet regularly in executive session in 2003. The chair of the Executive Committee, who is a director independent of management, serves as the presiding director at each such executive session. Of the Board’s five standing committees, the Executive Committee did not meet in 2002, the Audit Committee met twelve times, the Executive Compensation Committee met twice, the Credit Review Committee met three times, and the Nominating and Corporate Governance Committee met twice. Membership in these committees is indicated previously in the listing of directors. Average attendance at the Board and committee meetings held during the year was 96%. Each of the Committee’s charters (other than that of the Executive Committee), the Company’s Corporate Governance Standards, and our Code of Conduct and Business Ethics governing our directors, officers and employees, is posted on the Company’s website at www.zionsbancorporation.com. In addition, information concerning purchases and sales of our equity securities by our executive officers and directors is available on our website.

The Executive Committee reviews projects or proposals that require prompt action on the part of the Company. The Executive Committee is authorized to exercise all powers of the Board of Directors with respect to such projects or proposals when it is not practical to delay action pending approval of the entire Board. The Executive Committee does not have authority to amend the Articles of Incorporation or Bylaws, adopt a plan of merger, or to recommend to shareholders the sale of all or substantially all of the Company’s assets.

The Audit Committee is composed of four directors, each of whom is independent as defined by the Securities and Exchange Commission and the listing (current and proposed) standards of The Nasdaq Stock Market. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Report of the Audit Committee,” included in this Proxy Statement. A written charter approved by the Board of Directors governs the Audit Committee. A copy of this charter is included in Appendix A. The Board of Directors has determined that each member of the Audit Committee is financially literate and that at least one member has accounting or related financial management expertise, in each case as such qualifications are defined under the rules of the SEC. In addition to his service on the Audit Committee, Dr. Porter serves on the audit committee of Pactiv Corporation. The Board of Directors has determined that his simultaneous service on this other audit committee does not impair his ability to effectively serve on the Audit Committee.

The Executive Compensation Committee is composed of three directors, each of whom is independent as defined by the proposed listing standards of The Nasdaq Stock Market. The Executive Compensation Committee reviews and makes recommendations to the Board concerning the compensation of the Company’s executive officers and reviews and reports to the Board on any employment or consulting contracts with executive officers.

The Credit Review Committee is a committee composed of directors from the Company and Zions First National Bank. The Committee monitors the results of internal credit examinations, and reviews adherence to policies established by the Board and by management with respect to lending, as well as general management issues, for all of the Company’s subsidiary banks.

The Nominating and Corporate Governance Committee is composed of three directors, each of whom is independent as defined by the proposed listing standards of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee, among other things, develops and recommends corporate governance principles applicable to the Company, including those concerning the size and composition of the Board, reviews potential candidates for Board membership and recommends nominees to the Board.

Management has also formed the Disclosure Committee, made up of company officers knowledgeable of the Company’s affairs and of disclosure-related regulation. The Committee is chaired by the Company’s chief financial officer and membership consists of the Company’s chief credit officer, chief investment officer, corporate controller and director of investor relations. The Company’s CEO serves as an ex officio member. The Committee convenes as necessary to review and decide upon the appropriate disclosure, if any, of potentially material events or change in outlook or prospects regarding the Company that come to the attention of any member of the Committee, and to review and approve all earnings releases and other SEC filings. The role of the Disclosure Committee does not supersede that of the Audit Committee, which still reviews quarterly and annual press releases and SEC filings related to the Company’s performance. The Committee seeks the advice of counsel and the Company’s independent audit firm in its deliberations.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Zions Bancorporation. During 2002, the Committee met twelve times, and discussed the interim financial and other information contained in each quarterly earnings announcement and filings with the Securities and Exchange Commission as well as the annual report with the CEO, CFO, controller and independent auditors prior to their public release. In discharging its oversight responsibility, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Zions Bancorporation internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations. The Committee reviewed the co-sourced internal auditing services and has decided to increase the portion of that work performed by internal audit personnel. In accordance with new regulatory requirements, any remaining co-sourced internal audit services will be obtained from a firm other than Ernst & Young later in 2003.

The Committee formally amended and revised its Charter effective February 24, 2003, which is attached as Appendix A. Effective January 16, 2003, the Committee adopted formal policies and procedures governing the pre-approval of audit and permissible non-audit services to be performed by its independent auditors.

The Committee reviewed the audited financial statements of Zions Bancorporation as of and for the year ended December 31, 2002 with management and the independent auditors. Management has responsibility for the preparation of the Zions Bancorporation financial statements and the independent auditors have responsibility for the examination of those financial statements.

Relying on the reviews and discussions described above, the Committee recommended to the Board of Directors that the Zions Bancorporation audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Roger B. Porter, Chairman

Richard H. Madsen

Stephen D. Quinn

I. J. Wagner

March 7, 2003

EXECUTIVE OFFICERS OF THE COMPANY

The following information is furnished with respect to certain of the executive officers of the Company.

Individual	Principal Occupation During Past Five Years (1)	Officer Since		Age

Harris H. Simmons	Chairman, President and Chief Executive Officer of the Company; Chairman of Zions First National Bank; Director, Questar Corporation and O.C. Tanner Co.	1981		48

Bruce K. Alexander	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of Vectra Bank Colorado; Executive Director, Denver Urban Renewal Authority, 1999-2000; Executive Vice President of Bank One, 1977-2000.	2000		50

A. Scott Anderson	Executive Vice President of the Company; President and Chief Executive Officer of Zions First National Bank; prior to January 1998, Executive Vice President of Zions First National Bank.	1997	(2)	56

Doyle L. Arnold	Executive Vice President, Chief Financial Officer and Secretary of the Company; Executive Vice President of Zions First National Bank; prior to December 2001, Chief Financial Officer of Bankserv, Inc., 2000-2001; Group Executive Vice President for Corporate Strategy and Development of BankAmerica Corporation, 1997-1999.	2001		54

Nolan Bellon	Senior Vice President and Controller of the Company; prior to April 1998, Controller of Zions First National Bank.	1998	(3)	54

David E. Blackford	Executive Vice President of the Company; Chairman, President and Chief Executive Officer of California Bank & Trust; Managing Director of California Bank & Trust, 1998-2001; prior to May 1998, Executive Vice President of Bank One.	2001	(5)	54

Danne L. Buchanan	Executive Vice President of the Company; President and Chief Executive Officer, NetDeposit, Inc.; prior to March 1995, Senior Vice President and General Manager of Zions Data Services Company.	1995		45

Gerald J. Dent	Executive Vice President of the Company; Executive Vice President of Zions First National Bank.	1987		61

Michael DeVico	Executive Vice President of the Company; Chief Executive Officer of Xpede, 2000-2001; prior to January 2000, Executive Vice President of Bank of America.	2001		42

John J. Gisi	Executive Vice President of the Company; Chairman and Chief Executive Officer of National Bank of Arizona.	1994		57

W. David Hemingway	Executive Vice President of the Company; Executive Vice President of Zions First National Bank; Director, Farmer Mac and Federal Home Loan Bank of Seattle.	1997	(4)	55

Individual	Principal Occupation During Past Five Years (1)	Officer Since		Age

Clark B. Hinckley	Senior Vice President of the Company; prior to March 1994, President of Zions First National Bank of Arizona.	1994		55

William E. Martin	Executive Vice President of the Company; Chairman, President, and Chief Executive Officer of Nevada State Bank; President and Chief Executive Officer of Pioneer Citizens Bank of Nevada, 1989-2000.	2000		61

Stanley D. Savage	Executive Vice President of the Company; Chairman, President, and Chief Executive Officer of The Commerce Bank of Washington; prior to April 2001, Executive Vice President of Bank of America.	2001		57

Merrill S. Wall	Executive Vice President of the Company; Executive Vice President of California Bank & Trust; prior to October 1998, Human Resources Director of H.F. Ahmanson/Home Savings of America.	2001	(5)	55

(1)	Officers are appointed for indefinite terms of office and may be replaced at the discretion of the Board of Directors.
(2)	Officer of Zions First National Bank since 1990.
(3)	Officer of Zions First National Bank since 1987.
(4)	Officer of Zions First National Bank since 1977.
(5)	Officer of California Bank & Trust since 1998.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth as of March 3, 2003, the record and beneficial ownership of the Company’s common stock by the principal common shareholders (5% or more) of the Company.

Name and Address	Type of Ownership	Common Stock
		No. of Shares	% of Class
Putnam Investment Management, LLC One Post Office Square Boston, MA 02109	Beneficial	7,472,798	8.26%

Set forth below is the beneficial ownership, as of March 3, 2003, of the Company’s common stock by each of the Company’s directors, and all directors and officers as a group.

Directors and Officers	No. of Shares Beneficially Owned		% of Class
Bruce K. Alexander	47,576		*(1)
A. Scott Anderson	142,821		*(1)
Doyle L. Arnold	35,707		*(1)
Jerry C. Atkin	28,800		*(1)
Nolan Bellon	44,966		*(1)
David E. Blackford	50,821		*(1)
Danne L. Buchanan	114,070		*(1)
R. D. Cash(3)	46,000		*(1)
Gerald J. Dent	193,320		*(1)
Michael DeVico	18,916		*(1)
Patricia Frobes(4)	0		*(1)
John J. Gisi	134,916		*(1)
W. David Hemingway	234,842		*(1)
Clark B. Hinckley	98,620		*(1)
Richard H. Madsen	226,104		*(1)
William E. Martin	125,117		*(1)
Roger B. Porter(3)	22,000		*(1)
Stephen D. Quinn	3,000		*(1)
Stanley D. Savage	21,866		*(1)
Harris H. Simmons	2,606,061	(2)	2.88%
L. E. Simmons(3)	2,195,198	(2)	2.43%
Shelley Thomas Williams	11,825		*(1)
I. J. Wagner(3)	31,000		*(1)
Merrill S. Wall	36,791		*(1)
All directors and officers as a group (24 persons)	4,476,108		4.89%

(1)	Immaterial percentage of ownership (Less than 1%)

(2)	Totals include 1,814,488 shares attributed to each individual through serving as a director in a company holding such shares.

(3)	These individuals also own phantom stock through the Company’s Deferred Compensation Plan for Directors that is not included in the above totals. The amount of phantom stock held as of March 3, 2003 was as follows: Mr. Cash, 26,643 shares; Mr. Porter, 12,049 shares; Mr. L. E. Simmons, 7,757 shares; and Mr. Wagner, 3,127 shares.

(4)	Ms. Frobes is a nominee to become a director as detailed in Proposal 1 (see page 2).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in their ownership with the SEC. The secretary of the Company acts as a compliance officer for such filings of its officers and directors, and prepares reports for such persons based on information supplied by them. Based solely on its review of such information, the Company believes that for the period from January 1, 2002 through December 31, 2002, its officers and directors were in compliance with all applicable filing requirements, except that Messrs. Alexander, Anderson, Bellon, Buchanan, Dent, Gisi, Hemingway, Hinckley, Martin and Harris H. Simmons filed a late report on options received; Messrs. Anderson, Cash, Dent, Hemingway, Hinckley, Porter, L. E. Simmons and Wagner filed a late report on phantom shares received (due to a Company oversight); Mr. Bellon filed a late report on shares sold in his 401(k) plan; Mr. Hemingway filed a late report on shares gifted and Messrs. L. E. Simmons and Harris Simmons filed a late report on shares gifted to the Simmons Family Foundation (a 501(c)(3) organization) by another family member.

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows compensation earned from the Company for services rendered during fiscal years 2002, 2001 and 2000 for the person who was chief executive officer at the end of the last fiscal year and the four most highly compensated executive officers of the Company whose salaries and bonuses exceeded $100,000 in 2002.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation(2)		Long-term Compensation Awards
		Salary ($)(3)(4)	Bonus ($)(5)	Restricted Stock Awards($)		Value- Sharing ($)(6)	Securities Underlying Options(#)(7)	All Other Compensation ($)(4)(8)(9)
Harris H. Simmons	2002	550,000	0	0		153,500	61,000	79,730
Chairman, President and	2001	525,000	375,000	0		323,310	61,000	78,274
Chief Executive Officer Zions Bancorporation	2000	500,000	300,000	0		330,203	61,000	68,470

David E. Blackford(1)	2002	417,308	240,000	135,672	(10)	0	30,000	3,256,448	(11)
Chairman, President and	2001	378,996	200,000	131,016	(10)	0	30,000	1,016,971	(12)
Chief Executive Officer California Bank & Trust	2000	347,195	174,276	99,300	(10)	0	6,300	6,375

A. Scott Anderson	2002	339,231	200,000	0		110,520	35,000	83,403
President and	2001	320,000	208,000	0		228,804	30,000	46,470
Chief Executive Officer Zions First National Bank	2000	300,000	145,000	0		232,365	30,000	37,385

Doyle L. Arnold(13)	2002	318,000	220,000	0		0	42,000	97,268	(14,15)
Executive Vice President	2001	5,796	15,000	0		0	15,000	0
and Chief Financial Officer Zions Bancorporation	2000	0	0	0		0	0	0

Stanley D. Savage(16)	2002	273,000	220,000	0		0	15,000	46,205	(14)
Chairman, President and	2001	170,000	160,000	0		0	25,000	30,000	(14)
Chief Executive Officer The Commerce Bank of Washington	2000		0	0		0	0	0

(1)	Mr. Blackford’s employment by the Company commenced 1998. He has served as President of California Bank & Trust since 2001.

(2)	The column for other annual compensation has been omitted since the only items reportable thereunder for the named persons are perquisites, which did not exceed the lesser of $50,000 or 10% of salary and bonus for any of the named persons.

(3)	Includes all contributions to the Company’s Employee Stock Savings Plan, Employee Investment Savings Plan, and Employee Medical Plan made through salary reductions and deferrals.

(4)	All employees of the Company who have at least one year of service, have worked at least 1,000 hours in the previous twelve months, and are at least twenty-one years of age are eligible to participate in the Company’s Employee Stock Savings Plan and the Company’s Employee Investment Savings Plan, which are defined contribution plans qualified under 401(k) of the Internal Revenue Code. The plans permit contributions from participants (in the form of pre-tax deferrals from payroll) in increments of one percent of compensation, up to a maximum of twenty percent. Contributions made under the Employee Stock Savings Plan are aggregated with contributions made under the Employee Investment Savings Plan for purposes of establishing the maximum contribution limitation, which is fifteen percent. If the participant elects to have his contributions invested in the Company’s common stock through the Employee Stock Savings Plan, the Company contributes to the participant’s account an amount equal to fifty percent of the participant’s contribution, up to five percent of the participant’s compensation. The Company contributed an additional amount equal to twenty-five percent of the participant’s contribution to the Employee Investment Savings Plan, approximately five to ten percent of the participant’s compensation. Additional contributions of up to five percent of compensation may be made by a participant but are not matched by the Company. The Company’s contributions are determined by reference to the employees’ contributions and are not discretionary. Vesting occurs upon contribution; however, distribution of Company contributions is made only upon retirement, permanent disability, death, termination of employment, or special hardship situations. Participant contributions are included in amounts shown as “Salary,” above. The Company’s matching contributions are included under “All Other Compensation,” above. For each of the persons named above, the amounts accrued for 2002, 2001 and 2000 were as follows, respectively: Mr. Simmons, $5,500, 5,250, and $5,250; Mr. Blackford, $2,750, $2,625, and $6,375; Mr. Anderson, $10,000, $6,375, and $6,375; Mr. Arnold, $3,710, $0, and $0; and Mr. Savage, $0, $0, and $0.

(5)	Cash bonuses are reported in the year earned but are paid in the following year. Bonuses for Mr. Harris H. Simmons are established by the Executive Compensation Committee of the Board of Directors. Bonuses for the named officers are recommended by the Executive Compensation Committee, and approved by the Board of Directors. Bonuses are discretionary, but are generally based upon the operating results of the Company and the performance of the individuals.

(6)	Amounts shown reflect payments actually made in each respective year, based upon the Company’s financial performance during the preceding four years. Awards shown do not include amounts accrued by the Company against its potential future liability under the Senior Management Value-Sharing Plan, a deferred bonus plan for senior management. The Company estimates its annual accrual against future payouts under the plan each year by applying the formula established for each award fund by the Board of Directors to the Company’s performance in the year. For each of the persons named above, the amounts accrued for 2002, 2001 and 2000 were as follows, respectively: Mr. Simmons, $(163,730), $502,239, and $389,843; Mr. Blackford, $(11,244), $70,620, and $63,250; Mr. Anderson, $(111,215), $324,988, and $244,347; Mr. Arnold, $12,825, $0, and $0; and Mr. Savage, $9,483, $23,700, and $0. See “Long Term Incentive Compensation Plan” that follows.

(7)	Options shown were issued under the Company’s Key Employee Incentive Stock Option Plan. The plan is administered by the Executive Compensation Committee. Options granted have an exercise price equal to the fair market value on the date of grant, vest over a term of three years, and expire in seven years. In the event of a change in control of the Company, the options will become fully vested and exercisable. If any employee holding such options is terminated, other than for cause, within two years following such change in control, the exercise period for such outstanding options will be extended to the full remaining term of the option.

(8)	Includes amounts accrued under the Company’s Supplemental Executive Retirement Plan (“SERP”). For additional details regarding the SERP, please see page 14. For each of the persons named above, the amounts accrued for 2002, 2001, and 2000 were as follows, respectively: Mr. Simmons, $74,230, $73,024, and $63,220; Mr. Blackford, $39,873, $0, and $0; Mr. Anderson, $73,403, $40,095, and $31,010; Mr. Arnold, $0, $0, and $0; and Mr. Savage, $16,025, $0, and $0.

(9)	Other Compensation amounts are contributed or accrued for the named officers under the Company’s Employee Stock Savings Plan, Employee Investment Savings Plan, and Supplemental Retirement Plan.

(10)	Mr. Blackford, as a part of his compensation agreement upon joining the Company, was given a grant of 9,600 shares of restricted stock, which vested 25% (2,400 shares) upon each anniversary of the grant in 1999, 2000, 2001, and 2002. The market values of the shares vesting on May 18 of 2000, 2001, and 2002 were $99,300, $131,016, and $135,672, respectively. At December 31, 2002, Mr. Blackford held 1,573 shares of vested restricted stock, with a market value of $61,895.98.

(11)	Mr. Blackford received a payout of $3,213,825 under the California Bank & Trust Mid-term Incentive Plan (“Mid-term Plan”). Effective January 1, 1999, the Company’s California banking subsidiary, California Bank & Trust (“CB&T”), adopted a long-term compensation plan. The Mid-term Plan covered a number of senior and mid-level executives and managers of CB&T, including Mr. Blackford. Each initial participant in the Mid-term Plan was awarded participation units equal to a defined percentage of the total compensation pool (“Award Fund”) in the Plan. The amount of the Award Fund was based on the cumulative pre-tax earnings of CB&T, for the four years ending December 31, 2002, in excess of a base amount, and subject to adjustment to exclude amortization of intangibles and to certain other adjustments.

(12)	Mr. Blackford, as a part of his compensation agreement upon joining the Company, was extended a loan. In 2001, the Company, as part of his compensation agreement, forgave that indebtedness in the amount of $1,014,346, which amount is included in All Other Compensation for that year.

(13)	Mr. Arnold’s employment by the Company commenced December 2001.

(14)	Mr. Arnold receives a $50,000 payment and Mr. Savage receives a $30,000 payment each year for three years until each becomes eligible to receive payments under the Senior Management Value-Sharing Plan, a deferred bonus plan for senior management described above in footnote 6.

(15)	Mr. Arnold was reimbursed $43,558 for his relocation to Salt Lake City, Utah.

(16)	Mr. Savage’s employment by the Company commenced April 2001. Mr. Savage is subject to a personal incentive agreement under which he is to receive a bonus upon the completion of five years of service. The bonus is based upon achieving certain financial benchmarks for The Commerce Bank of Washington. If performance to date were to continue for the duration of the plan period, the amount of the bonus would approximate $670,000. The maximum possible payment that can be achieved under this bonus arrangement is approximately $3.0 million.

Stock Option Grants in Fiscal Year 2002

The following table shows the number of shares with respect to which options were granted during 2002 to each of the named persons, together with the percentage of all grants to employees that the grant to the named person represents, the exercise price of such option, and the expiration date of the option.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Options Granted (#)(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date
					5% ($)	10% ($)
Harris H. Simmons	61,000	3.85%	53.72	04-25-2009	1,114,466	2,528,344
David E. Blackford	30,000	1.89%	53.72	04-25-2009	548,098	1,243,448
A. Scott Anderson	35,000	2.21%	53.72	04-25-2009	639,448	1,450,689
Doyle L. Arnold	42,000	2.65%	53.72	04-25-2009	767,337	1,740,827
Stanley D. Savage	15,000	0.95%	53.72	04-25-2009	274,049	621,724

(1)	Potential realizable value is based on an assumption that the price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the seven-year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company’s estimate of future stock price growth.

(2)	The Executive Compensation Committee of the Board of Directors administers the Company’s Key Employee Incentive Stock Option Plan. The Executive Compensation Committee determines the eligibility of employees, the number of shares to be granted and the terms of such grants. All stock options granted in fiscal year 2002 have an exercise price equal to the fair market value on the date of grant, vest 33.3% per year beginning one year after date of grant, and have a term of seven years. In the event of a change in control of the Company, the options will become fully vested and exercisable. If any employee holding such options is terminated, other than for cause, within two years following such change in control, the exercise period for such outstanding options will be extended to the full remaining term of the option.

In accordance with the terms of the Non-Employee Directors Stock Option Plan, non-qualified options were granted to each non-employee director as of April 2002. Each grant is an option to purchase 4,000 shares at $53.72 per share. The options vest and become exercisable in four equal installments of 1,000 shares beginning six months after the date of grant and continuing at one-year intervals thereafter. The 2002 options expire on April 25, 2012.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

The following table sets forth the number of shares acquired by any of the named persons upon exercise of stock options in 2002, the value realized through the exercise of such options, and the number of unexercised options held by such persons, including both those which are presently exercisable, and those which are not presently exercisable.

Name	Shares Acquired Upon Option Exercise(#)	Value Realized	Number of Shares Underlying Unexercised Options at 12-31-02(#)		Value of Unexercised In-the-Money Options At 12-31-02(1)
			Exercisable	Not Exercisable	Exercisable	Not Exercisable
Harris H. Simmons	12,423	$423,314	163,999	131,000	$333,960	$0
David E. Blackford	0	0	32,948	53,352	0	0
A. Scott Anderson	32,000	784,690	71,999	71,001	0	0
Doyle L. Arnold	0	0	15,000	42,000	0	0
Stanley D. Savage	0	0	8,333	31,667	0	0

(1)	Potential unrealized value is (i) the fair market value at fiscal 2002 year-end ($39.349) less the option exercise price, times (ii) the number of shares.

Long Term Executive Incentive Compensation Plan

The following table sets forth certain information regarding awards made in 2002 pursuant to the Company’s Senior Management Long Term Executive Incentive Compensation Plan (“Value Sharing Plan”). This plan is intended to encourage the creation of long-term shareholder value by providing cash bonuses to certain officers of the Company if certain objective performance criteria are achieved. The Value Sharing Plan is administered by the Executive Compensation Committee, which is comprised entirely of outside directors as defined under Section 162(m) of the Internal Revenue Code. Each year, the Executive Compensation Committee grants certain members of senior management units of participation in the Value Sharing Plan. The Value Sharing Plan is funded based upon the achievement of objectively measured performance targets by the Company over a four year “award period.” Distributions under the plan are determined by allocating the award fund among the holders of units of participation in the plan in proportion to the number of units held by the participant. The size of each award fund is determined according to a formula, which uses the Company’s aggregate earnings per share (“EPS”) over the award period, with an adjustment based upon the Company’s average return on tangible equity (“ROE”) over the same period. Both the aggregate EPS and average ROE numbers are adjusted to exclude certain non-cash items, including the amortization of goodwill, and certain merger-related expenses. Relatively higher levels of EPS and ROE result in relatively larger award funds. The Executive Compensation Committee may curtail the award fund, or the participation of any employee, in its sole discretion. In any case, no single award to an employee may exceed $3 million.

The award fund established in 2002 ranged in amount from $0.2 million for an adjusted EPS growth rate of 5% annually over the four years beginning in 2002, to a maximum of $32.8 million, corresponding to an adjusted EPS growth rate of 24% annually for such period. The award fund will be adjusted by a factor determined by the average adjusted ROE for the period. If the average adjusted ROE is less than 15%, the award adjustment factor will be 0, and there will be no amounts paid under the plan. If the average adjusted ROE is between 15% and 19%, the factor will be 1. If the average adjusted ROE is greater than 19% but less than 26%, the award adjustment factor will be 1 + (the average adjusted ROE – 0.19) X 5.7143. The award adjustment factor will increase to a maximum of 1.40 at average adjusted ROE levels of 26% and above. Accordingly, the maximum aggregate of all payments possible under the 2002-2005 award fund is $45.9 million. Adjustments are to be made for stock splits, stock dividends and other changes to the Company’s capitalization.

Each member of senior management designated by the Executive Compensation Committee to participate in the award fund established for a given period has been awarded a number of performance units in the Plan. The following table sets forth estimated future payouts for the named individuals under the award fund established in 2002 based on the following assumptions, respectively: the threshold amount represents the minimum amount payable under the plan ($0); Example #1 represents the amount that would be paid if the Company’s adjusted EPS annual growth rate during the period is 9% (as to which there can be no assurance) and the average adjusted ROE is 16% (also as to which there can be no assurance); Example #2 represents the amount that would be paid if the Company’s adjusted EPS annual growth rate during the period is 15% (as to which there can be no assurance) and the average adjusted ROE is 24% (also as to which there can be no assurance); the maximum amount represents the maximum possible amount payable to the named individuals from the award fund established in 2002.

Name	Number of Performance Units	Performance Period Until Payout	Estimated Future Payout of Value Sharing Plan
			Threshold ($)	Example #1 ($)	Example #2 ($)	Maximum ($)
Harris H. Simmons	24,300	4 Years	0	145,557	890,109	2,476,656
David E. Blackford	11,250	4 Years	0	67,388	412,088	1,146,600
A. Scott Anderson	11,250	4 Years	0	67,388	412,088	1,146,600
Doyle L. Arnold	13,500	4 Years	0	80,865	494,505	1,375,920
Stanley D. Savage	5,850	4 Years	0	35,042	214,286	596,232

Retirement Plan

The Company’s retirement plan covers substantially all full-time employees and provides benefits to those who have five or more years of service with the Company. The retirement plan is a cash balance defined benefit plan. In general, it provides a lump sum or monthly annuity at retirement for the participating employees according to a formula, which takes into account an employee’s age and annual compensation. Compensation for these purposes includes salary, bonuses and payouts under incentive plans.

For each year of credited service, a participant’s lump sum (account balance) grows with annual interest credits and pay credits. Annual interest credits are based on the GATT 30-year bond rate (5.12% for 2002). Cash balance pay credits are equal to the participant’s earnings multiplied by the applicable pay credit percentage shown in the chart below.

Age	Pay Credit
Less than 30	2.25%
30-39	3.00%
40-49	4.00%
50-54	5.25%
55-59	7.00%
60 or over	9.25%

The maximum benefits payable pursuant to the Company’s retirement plan are limited by Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended. Under current regulations, earnings for the purpose of determining benefits cannot exceed $200,000. Benefit accruals under the Company’s retirement plan have been frozen as of December 31, 2002. A group of certain eligible (grandfathered) employees will continue to accrue contribution credits to their cash balance accounts in the plan. All participants will accrue earnings credits. Effective January 1, 2003, the Company is replacing this retirement plan with a profit sharing plan in which benefits will be based upon the Company’s performance. The Company is also enhancing its matching contribution to the first 5% of employee contributions to the Company’s 401(k) plan.

Effective January 1, 1994, the Company adopted its Executive Management Pension Plan, which is a supplemental executive retirement plan (“SERP”), to restore pension benefits limited by the Code sections referred to above. The SERP is an unfunded, non-qualified plan under which benefits are paid from the Company’s general assets. The Board of Directors determines the participants in the SERP from among those employees of the Company who are or have been, on or after the effective date of the SERP, members of the Company’s Executive Management Committee and who (1) are employed in a management position with the Company having principal responsibility for the management, direction and success of the Company as a whole or a particular business unit thereof, and (2) are highly compensated employees of the Company within the meaning of ERISA Section 401. Each of the named individuals is a participant in the SERP. Benefit accruals in the SERP were also frozen for most participants as of December 31, 2002 following the same standards employed in freezing the Retirement Plan.

The following table illustrates the estimated annual benefits and equivalent lump sum cash balance payable under the plan at age 65 based on a combination of the basic pension plan and the SERP. Estimated annual pension and lump sum cash balance amounts at age 65 assume the following: (1) a 5.50% annuity rate to convert the estimated age 65 cash balance to an annual amount; (2) a rate of 5.50% used to calculate all unknown future years’ interest on the Cash Balance; and (3) future compensation increasing by 4% per year to age 65.

	Estimated Cash Balance at Age 65	Estimated Annual Benefit
Harris H. Simmons	$1,237,866	109,417
David E. Blackford	314,550	27,804
A. Scott Anderson	1,209,251	106,888
Doyle L. Arnold	0	0
Stanley D. Savage	24,205	2,140

Mr. Arnold’s employment commenced in December 2001. The terms of his employment stipulate that for purposes of vesting in the Value Sharing Plan and other non-qualified compensation and benefit plans, the requirement of ten years of service was replaced by a requirement that he remain employed with the Company until age fifty-nine.

Change in Control Arrangements

Effective January 18, 2002, the Company entered into change in control agreements with fourteen senior executives (“Change in Control Agreements”) and adopted a special severance plan (“Special Severance Plan”) to foster the continuous employment of certain other senior and mid-level executives and management and to reinforce and encourage their continued attention and dedication to their duties without the distraction from the possibility of a change in control of the Company.

For purposes of the Change in Control Agreements and the Special Severance Plan, unless certain members of the Board of Directors determine that a change in control has not occurred, a change in control will be deemed to have occurred if (i) any person, other than the Company or any employee benefit plan of the Company, acquires beneficial ownership of more than 20% of the combined voting power of the Company’s then outstanding securities; (ii) the majority of the Board of Directors changes within any two consecutive years, unless certain conditions of Board approval are met; (iii) a merger or consolidation of the Company is consummated; (iv) the shareholders of the Company approve a plan of complete liquidation of the Company; or (v) an agreement providing for the sale or disposition by the Company of all or substantially all of the Company’s assets is consummated.

Change in Control Agreements

The Company has entered into Change in Control Agreements with certain senior executives selected by the Board of Directors designed to ensure their continued services in the event of a change in control. The chief executive officer and the other four most highly compensated executives of the Company are included in this group.

The Change in Control Agreements provide that if, within the two year period immediately following a change in control, an executive’s employment is terminated other than for cause or the executive terminates his employment for “good reason” (generally an unfavorable change in employment status, compensation or benefits or a required relocation), then the executive generally will be entitled to receive: (i) a lump sum severance payment equal to three times the sum of annual base salary plus the greater of the targeted annual bonus then in effect or the average of the executive’s three annual bonuses immediately prior to the change in control; (ii) full base salary through the date of termination, any unpaid annual bonus and the targeted annual bonus pro-rated through the date of termination; (iii) continuation of medical and dental health benefits for three years; (iv) outplacement services for two years at an aggregate cost to the Company not to exceed 25% of the annual base salary; and (v) full vesting in accrued benefits under the Company’s pension, profit sharing, deferred compensation or supplemental plans. If any payment or distribution to or for the benefit of the executive would be subject to excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. The executive will determine which payments or benefits to reduce.

Immediately prior to a change in control, all outstanding options granted to the executive under the Company’s stock option plans, incentive plans, or other similar plans, will become fully vested and exercisable and the restricted period with respect to any restricted stock or any other equity award will lapse. Additionally, executives will be entitled to pro-rata payment of benefits available under the Value Sharing Plan.

Commencing on the date of termination of his employment, the executive agrees to not disclose any confidential information and, for one year following such date of termination, to not solicit or attempt to solicit away from the Company any of its officers or employees.

Special Severance Plan

The Special Severance Plan covers certain mid-level executives and senior management selected by the Board of Directors. The terms of the Special Severance Plan are generally the same as those of the Change in Control Agreements. There are two levels of benefits provided under the Special Severance Plan. The Special Severance Plan provides severance benefits equal to those provided under the Change in Control Agreements, except that the salary and bonus multiplier is two for the Tier 2 plan and one for the Tier 3 plan, and the period of continued medical and dental health benefits and outplacement services is equal to two years for the Tier 2 plan and one year for the Tier 3 plan.

Vesting of Stock Options

Effective January 18, 2002, the 1998 Non-Qualified Stock Option and Incentive Plan and the Key Employee Incentive Stock Option Plan were amended to provide that outstanding options under such plans will vest immediately upon a change in control (as such term is defined in the Change in Control Agreements). If any employee holding outstanding options under either plan is terminated, other than for cause, within two years following a change in control, the exercise period for such outstanding options will be extended to the full remaining term of the option.

	1997	1998	1999	2000	2001	2002

Zions Bancorporation	100.00	138.87	133.35	143.28	122.45	93.20
KBW 50 Index	100.00	108.28	104.52	125.48	120.32	111.87
S & P 500	100.00	128.52	155.53	141.36	124.63	97.16

Note:	Assumes $100 invested on 12-31-97 in Zions Bancorporation, the S & P 500 stock market index and Keefe, Bruyette & Woods (KBW) 50 bank stock index. Assumes reinvestment of all dividends on a quarterly basis.

COMPENSATION COMMITTEE REPORT

Summary of Compensation Policies for Executive Officers

The Executive Compensation Committee (“the Compensation Committee”) of the Board of Directors has furnished the following report on executive compensation:

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION:

All of the Compensation Committee members are independent directors of Zions Bancorporation. None of the committee’s members has ever been an officer or employee of Zions Bancorporation nor has any of them had a relationship which would require disclosure under the “Certain Relationships and Related Transactions” captions of any of Zions Bancorporation’s filings with the Commission during the past three fiscal years.

COMPENSATION COMMITTEE ACTIONS DURING 2002:

Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies, plans and programs which attempt to enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company’s senior managers with those of its shareholders. Executives are directly linked to shareholder returns through stock option grants, which have no value if the share price does not increase. In addition, executives are linked to critical financial results for the Company, earnings per share growth and return on average shareholder’s equity, through long term cash incentives. The process involved in the executive compensation determination for 2002 is summarized below:

•	Compensation for each of the persons named in the Summary Compensation Table, as well as other senior executives, consists of a base salary, an annual bonus and long-term incentive compensation. Long-term incentives consist primarily of annual grants of units of participation under the Company’s Long Term Executive Incentive Compensation Plan (the “Value Sharing Plan”), supplemented by grants of stock options. The Value Sharing Plan is closely tied to Company performance as measured by earnings per share and return on shareholders’ equity. See “Long Term Executive Incentive Compensation Plan.”

•	The Compensation Committee determines base salaries and annual bonuses after a subjective evaluation of various factors, including salaries paid to senior managers with comparable qualifications, experience and responsibilities at other institutions, individual job performance, local market conditions and the Committee’s perception of the overall financial performance of the Company (particularly operating results), without considering specific performance targets or objectives, and without assigning particular weight to individual factors. As to executive officers other than the chief executive officer, the Compensation Committee also considers the recommendations made by the chief executive officer.

•	Information regarding salaries paid by other financial institutions is provided every two to three years by an independent consultant (most recently for fiscal 2000 and fiscal 2002). The consultant compares the Company’s compensation levels with a peer group of financial institutions. In its studies, the consultant determines competitive compensation levels for a financial institution with the Company’s asset size. Both the 2000 and 2002 studies indicated that the base salary and annual bonus compensation in total for the Company’s chief executive officer was below the median total compensation level for the peer group. Base salary and annual bonus compensation for the other executive officers, as a group, tends to approximate the median for peer institutions. This peer group is not the same peer group used in the Performance Graphs.

•

Units of participation in the Value Sharing Plan’s award funds are granted on a discretionary basis, in a laddered structure reflecting the position and proportionate responsibility for overall corporate results of each executive officer in the Company. The allocation of units is not based on any measure of Company performance, but is based on a subjective evaluation of individual performance and the scope of individual responsibilities. The Committee reviewed and approved the Value Sharing Plan’s target levels of earnings per share and return on equity for the 2002-2005 award period as well as the corresponding range of potential payouts under the Value Sharing Plan for the 2002-2005 period. The Committee also reviewed the estimated payout for the 1999-2002 period that has just concluded. (The payout under the plan for the period ending in 2002 is reflected under Long Term Compensation in the “Summary Compensation Table”). The Company’s independent consultant has reported that in comparison to the peer group selected by the consultant, the Company’s compensation package, for the executive officers as a group (excluding the CEO), provides salary and bonus at approximately the median level as compared to peer levels, and that the CEO’s salary and bonus are at levels below those of the peer group. Both the CEO and the other executive officers receive an appropriately competitive level of long-term incentive compensation, consisting of the Value Sharing Plan and stock options. Consultant reports are merely one factor taken into consideration by the Committee in the process of making an independent and subjective determination as to compensation.

•	The Compensation Committee reviews the salary of the chief executive officer and compares it to those in peer positions in companies of similar size and performance levels, using information obtained through the Company’s independent compensation consultant concerning salary competitiveness, and extrapolating from information obtained in previous years when no survey has been conducted for the latest year. The Compensation Committee establishes the chief executive officer’s base salary and annual bonus based on the Compensation Committee’s subjective assessment of the chief executive officer’s past performance, its expectation as to his future contributions in leading the Company, the information provided by the compensation consultant and its view of an appropriate base salary and bonus. A similar process is used by the Compensation Committee to determine the number of units of participation the chief executive officer receives in the Value Sharing Plan.

•	The Company periodically grants stock options to executives. Grants were made in April 2002. Such grants are discretionary by the Compensation Committee, and are typically made in a laddered structure reflecting the position of each executive officer in the Company and that person’s proportionate responsibility for overall corporate performance. The allocation of stock options among executive officers is not based on any measure of Company performance, but is based on a subjective evaluation of individual performance and the scope of the individual’s responsibilities. Information regarding the quantity and terms of stock options granted by other financial institutions has been provided by the Company’s independent consultant with respect to the peer group selected by the consultant.

Executive Compensation Committee

Jerry C. Atkin, Chairman

Richard H. Madsen

Roger B. Porter

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 with respect to the shares of the Company’s common stock that may be issued under existing equity compensation plans.

Plan Category(1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Shareholders:

Zions Bancorporation 1996 Non-Employee Directors Stock Option Plan	190,689		48.97	167,000

Zions Bancorporation Key Employee Incentive Stock Option Plan	5,235,711	(2)	52.19	1,962,562	(3)

Equity Compensation Plans Not Approved by Shareholders:

1998 Non-Qualified Stock Option and Incentive Plan(4)	1,277,878		48.63	198,809

(1)	The table does not include information for equity compensation plans assumed by the Company in mergers. A total of 778,605 shares of common stock with a weighted average exercise price of $38.17 were issuable upon exercise of options granted under plans assumed in mergers and outstanding at December 31, 2002. The Company cannot grant additional awards under these assumed plans.

(2)	At January 22, 2003, there was a total of 6,690,110 shares of common stock issuable upon exercise of outstanding options having a weighted average exercise price of $49.96 and 2,317,217 shares of common stock remaining available for future issuance excluding shares issuable upon exercise of outstanding options. These amounts reflect the annual grant of options made on that date, which consisted of options to purchase a total of 1,463,700 shares of common stock at an exercise price of $42.00 per share.

(3)	On May 26, 2000, the Company’s shareholders approved an amendment to the Key Employee Incentive Stock Option Plan which automatically makes available for options under the Plan, in any one calendar year, two percent (2%) of the issued and outstanding shares of the Company’s common stock as of the first day of each calendar year for which the Plan is in effect. Any shares of common stock available in any year using the two percent (2%) formula that are not granted under the Plan are available for use under the terms of the Plan in subsequent years. The common stock available for issuance under the Plan pursuant to the two percent (2%) per year formula does not include common stock which the Company is now or may become obligated to issue as a result of an acquisition, merger or reorganization involving the Company.

(4)	The shareholders are asked to approve an increase in the number of shares available for issuance under this plan in Proposal 2. A description of the plan is included with the proposal (see page 21).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers and corporations and other organizations associated with them and members of their immediate families were customers of and had banking transactions, including loans, with banking subsidiaries of Zions in the ordinary course of business during 2002. Such loans were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collection or have other unfavorable features.

PROPOSAL TO AMEND THE ZIONS BANCORPORATION

1998 NON-QUALIFIED STOCK OPTION AND INCENTIVE PLAN

(Proposal 2)

The Company’s 1998 Non-Qualified Stock Option and Incentive Plan, informally known as the “You’re the Owner Plan” (the “Plan”), was adopted on September 18, 1998 by the Board of Directors of the Company. Employees with at least one full year of employment prior to the option grant date with service of 20 hours a week or more are eligible to receive grants under the Plan. Executive officers of the Company are not entitled to participate. Stock options are granted semi-annually to eligible employees based on an internal job grade structure. All options vest at the rate of one third each year and expire four years after the date of grant. The proposed amendment to the Plan would make available for options under the Plan, 2.1 million additional shares of the Company’s common stock. In October 2002, the Board of Directors approved an additional 100,000 shares which is part of the 2.1 million additional shares to be authorized by the shareholders.

The exact wording of the proposed amendment is set forth below.

The purpose of the Plan is to promote the long-term success of the Company by (1) substituting the Plan in place of the Company’s employee profit sharing plan; (2) more closely associating the interests of certain key employees of the Company with the shareholders of the Company, by reinforcing the relationship between participants’ rewards and shareholder gains; (3) providing such key employees with an equity ownership in the Company commensurate with Company performance, as reflected in increased shareholder value; (4) maintaining competitive compensation levels; and (5) providing an incentive to certain key employees to remain with the Company and to put forth maximum efforts for the success of its business. Executive officers and directors are not eligible to receive any grants under this Plan.

No further grants may be made under the Plan unless the additional shares are made available by approval of the shareholders. Currently, the aggregate number of common shares with respect to which options can be granted under the Plan cannot exceed 1,500,000. If adopted by the shareholders, the proposal would increase the aggregate number of shares with respect to which options could be granted to 3,600,000.

The Board of Directors believes it would be in the best interests of the Company and its shareholders to amend the Plan to provide for an increase in the aggregate number of shares available under the Plan. The amendment will allow the Plan to grow along with the growth of the Company and insure that the Company has sufficient stock available under the Plan to meet the stated purposes of the Plan.

It is proposed that Paragraph 1.5(a) of the Plan be amended to read in its entirety as follows:

1.5.    Aggregate Limitation on Awards.

(a)    Except as may be adjusted pursuant to Section 4.10 below, shares of stock which may be issued upon exercise of Options under the Plan shall be authorized and unissued or treasury shares of Common Stock of the Company (“Common Stock”). The number of shares of Common Stock the Company shall reserve for issuance upon exercise of Options to be granted from time to time under the Plan, and the maximum number of shares of Common Stock which may be issued under the Plan, shall not exceed in the aggregate Three Million Six Hundred Thousand (3,600,000) shares of Common Stock. In the absence of an effective registration statement under the Securities Act of 1933 (the “Act”), all Stock Options granted and shares of Common Stock subject to their exercise will be restricted as to subsequent resale or transfer, pursuant to the provisions of Rule 144 promulgated under the Act.

The Board of Directors recommends that the shareholders vote FOR the above proposal.

INDEPENDENT AUDITORS

The Audit Committee has reappointed the firm of Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the current fiscal year. Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Auditor Fees

The following is a description of fees billed to the Company by Ernst & Young LLP during the years ended December 31, 2002 and 2001.

Audit fees:  Audit fees include fees for the annual audit of the Company’s consolidated financial statements, audits of subsidiary financial statements, and reviews of interim financial statements included in the Company’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and in many cases could only be performed by the independent auditors. Such fees include comfort letters and consents related to registration statements. The aggregate audit fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2002 and 2001 totaled approximately $1.3 million for each year.

Audit related fees:  Audit related fees include fees for permitted internal audit outsourcing, accounting consultations, audits of employee benefit plans, due diligence related to acquisitions, and certain agreed-upon procedures and compliance engagements. The aggregate audit related fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2002 and 2001 totaled approximately $2.0 million and $2.1 million, respectively.

Tax fees:  Tax fees include corporate tax compliance, planning and advisory services. The aggregate tax fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2002 and 2001 totaled approximately $.7 million and $1.4 million, respectively.

Financial information systems design and implementation fees:  The Company did not engage Ernst & Young LLP to provide services relating to financial information systems design and implementation during the years ended December 31, 2002 or December 31, 2001.

All other fees:  All other fees billed by Ernst & Young LLP, which included general consulting fees, aggregated approximately $10 thousand and $86 thousand for the years ended December 31, 2002 and 2001, respectively.

OTHER BUSINESS

Except as set forth herein, management has no knowledge of any other business to come before the meeting. If, however, any other matters of which management is now unaware properly come before this meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

Pursuant to the Company’s Bylaws, business must be properly brought before an annual meeting in order to be considered by shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before a meeting of the shareholders. Notice of any proposal to be presented by any shareholder or the name of any person to be nominated by any shareholder for election as a director of the Company at any meeting of shareholders must be delivered to the Secretary of the Company at least 120 days prior to the date the Company’s proxy statement is released to shareholders in connection with the annual meeting for the preceding year. The notice of a proposal must contain the following items:

•	The shareholder’s name, address, and stock ownership of the Company,

•	The text of the proposal to be presented,

•	A brief written statement of the reasons why such shareholder favors the proposal, and

•	Any material interest of such shareholder in the proposal.

The notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

•	The shareholder’s name, address, and stock ownership of the Company,

•	The name of the person to be nominated,

•	The name, age, business address, residential address, and principal occupation or employment of each nominee,

•	The nominee’s signed consent to serve as a director of the Company, if elected,

•	The number of shares of the Company’s stock owned by each nominee,

•	A description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made, and

•	Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.

A copy of the Company Bylaws specifying the requirements will be furnished to any shareholder upon written request to the Secretary.

DATE OF SUBMISSION OF SHAREHOLDER PROPOSALS

FOR 2004 SHAREHOLDERS’ MEETING

The Company must receive proposals from shareholders on or before November 15, 2003 in order to have such proposals evaluated for inclusion in the proxy materials relating to the Company’s 2004 Annual Meeting of shareholders. Any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals.

APPENDIX A

Audit Committee Charter

Purpose of the Audit Committee

The Audit Committee is appointed by the Board of Directors (the “Board”) of Zions Bancorporation (the “Company”) to assist it in fulfilling its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function. The Audit Committee is also responsible for preparing the report required to be prepared by the Audit Committee pursuant to the rules of the Securities & Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement.

The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The internal audit department (all references in this charter to the internal audit department, internal audit function or the internal auditors shall include, as applicable, any co-source or outsource internal audit firm) is responsible for independently assessing such financial statements, principles and policies and internal controls and procedures as well monitoring management’s follow-up to any internal audit department reports. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

The independent auditors and internal auditors are accountable to the Audit Committee and to the Board, as representatives of the shareholders. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting). The Audit Committee has the authority and responsibility to appoint, retain and terminate the Company’s independent auditors. The independent auditors and the Director of Internal Audit shall report directly to the Audit Committee.

The independent auditors shall submit to the Audit Committee annually a formal written statement (the “Auditors’ Statement”) describing: (i) the auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (iii) in order to assess the auditors’ independence, all relationships between the independent auditors and the Company, including each non-audit service provided to the Company. The independent auditors shall submit to the Audit Committee annually a formal written statement of the fees billed for each of the last two fiscal years for the following categories of services rendered by the independent auditors: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for each such fiscal year or services that are normally provided in connection with statutory or regulatory filings or engagements; (ii) assurance and related services that are reasonably related to the performance of the audit or reviews of the Company’s financial statements for each such fiscal year, describing each subcategory of services comprising the fees disclosed under this category; (iii) tax compliance, tax advice and tax planning services for each such fiscal year, describing each subcategory of services comprising the fees disclosed under this category; and (iv) all other products or services provided by the independent auditors for each such fiscal year, describing each subcategory of products or services comprising the fees disclosed under this category.

Resources and Authority of the Audit Committee

The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of outside counsel, accountants or other experts and advisors as it deems necessary or appropriate to aid in the performance of its duties, without seeking approval of the Board or management.

Audit Committee Composition

The Audit Committee shall be composed of at least three members, each of whom is (i) “independent” under the rules of the Nasdaq Stock Market, Inc. (“Nasdaq”), (ii) does not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Board or any committee of the Board and (iii) is not an “affiliated person” (as defined in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Company or any of its subsidiaries. All members of the Audit Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement, and the Audit Committee shall have at least one member who meets such financial sophistication standards as may be required by Nasdaq rules.

No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee, and discloses this determination in the Company’s annual proxy statement. One member of the Audit Committee shall be designated by the Board as its chairperson (the “Chairman”). The Chairman and Audit Committee members shall be appointed by the Board, after receiving recommendations from the Company’s Nominating and Corporate Governance Committee, on an annual basis at its organizational meeting or at such times as the Board deems necessary, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. The Directors will strive to maintain continuity on the Audit Committee while bringing fresh perspective to the Audit Committee as deemed advisable.

Meetings

The Audit Committee shall meet in person or telephonically on a periodic basis, to coincide with regular Board meetings, at regularly scheduled times and places determined by the Chairman, with further meetings to occur or actions to be taken by unanimous written consent when deemed necessary or desirable by the Audit Committee or the Chairman. The Audit Committee shall meet once every fiscal quarter, or more frequently if circumstances dictate, to discuss with management and the independent auditors the annual audited financial statements and quarterly financial statements, as applicable. After each of its meetings, the Chairman will report the activities of the Audit Committee to the full Board at its next scheduled meeting.

In addition to the Audit Committee members, the following persons are invited to attend regular Audit Committee meetings:

President and Chief Executive Officer

Chief Financial Officer

Director of Internal Audit

Controller

Compliance Officer

Representatives from the Company’s independent auditors

Representatives from the Company’s internal audit  co-source or outsource firm, if any

Others by invitation, as deemed advisable

Members of the Audit Committee and other invited participants may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

The Audit Committee shall meet regularly in executive session. The Audit Committee may invite the independent auditors, the Director of Internal Audit, representatives of any internal audit co-source or outsource firm or any representatives of management to participate in a portion or all of any such executive session to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately.

Delegation to a Subcommittee

The Audit Committee may, in its discretion, delegate portions of its duties and responsibilities to a subcommittee of the Audit Committee. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

Duties and Powers of the Audit Committee

To carry out its purposes, the Audit Committee shall have the duties and powers set forth below.

Audit Committee Responsibilities Regarding Independent Auditors

1.	Engagement of Independent Auditors.

a.	Obtain the opinion of management and the Director of Internal Audit as to the independent auditors’ qualifications, independence and performance.

b.	Discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring audit partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself.

c.	Review and evaluate the qualifications, independence and performance of the lead partner of the independent auditors.

d.	Appoint, retain and terminate the independent auditors and approve all audit engagement fees and terms.

e.	Pre-approve all audit and non-audit services to be provided by the independent auditors and consider whether the outside auditors’ provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditors.

f.	Require that the independent auditors prepare and deliver annually an Auditors’ Statement (it being understood that the independent auditors are responsible for the accuracy and completeness of such statement), and discuss with the independent auditors any relationships or services or other issues disclosed in such statement that may impact the quality of audit services or the objectivity and independence of the Company’s independent auditors.

g.	Obtain a report from the independent auditors in connection with any audit of the Company’s financial statements required under the securities laws, prior to each filing of the audit report with the SEC, describing all critical accounting policies and practices to be used, all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any other material written communications between the independent auditors and management (such as any “management” letter or schedule of unadjusted differences).

h.	Have a clear understanding with the independent auditors as to their accountability to the Board and the Audit Committee, as representatives of the shareholders.

i.	Make any other inquiries of the independent auditors deemed appropriate by the Audit Committee.

2.	Audit Function.

a.	Review the scope of the annual audit plan with the Director of Internal Audit and the independent auditors.

b.	Review with the independent auditors changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC, Nasdaq and other regulatory bodies that could impact the Company’s financial statements.

3.	Other Functions.

a.	Advise management, the internal audit department and the independent auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices.

b.	Review and discuss, on a timely basis, the quarterly and annual financial reports (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with management, the independent auditors and the Director of Internal Audit.

c.	Discuss with management, the independent auditors and the Director of Internal Audit (i) the guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk and (ii) any significant financial risk exposures and what steps management has taken to monitor, control and report on such exposures.

d.	Consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Audit Committee by the independent auditors required by or referred to in SAS 61 (as codified by AU Section 380), as it may be modified or supplemented.

e.	Meet with management, the independent auditors and, where appropriate, the Director of Internal Audit to:

•	discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal audit department or the independent auditors, relating to the Company’s financial statements;

•	discuss any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management;

•	discuss any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company;

•	review the form of opinion the independent auditors propose to render to the Board and shareholders;

•	discuss, as appropriate: (a) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting practices methods on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and

•	discuss the responsibilities, budget and staffing of the Company’s internal audit function.

f.	Meet privately with the independent auditors to obtain the benefit of their evaluation and opinion on (i) financial and accounting personnel, (ii) internal audit and credit examination department staff and (iii) the quality, as well as the acceptability of, accounting principles applied by the Company in its financial reporting.

g.	Consider whether there are any items for the independent auditors to report directly to the full Board.

h.	Obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act, which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act.

Audit Committee Responsibility Regarding Internal Audit Function

1.	Review the performance and, when and as necessary, oversee the replacement of the Director of Internal Audit.

2.	Review coordination of audit plans between the internal auditors and the independent auditors.

3.	Approve an auditing procedures manual and internal audit charter and all changes thereto.

4.	Annually review with the Director of Internal Audit the scope and scheduling of internal audits planned for the year, including any audits to be co-sourced or outsourced.

5.	At least annually, discuss the adequacy of the audit risk identification process and procedures with the Director of Internal Audit, management and the independent auditors.

6.	The Director of Internal Audit will attend all regularly scheduled Audit Committee meetings and will report, as needed, on the annual audit plan, audit plan variances, staff training, staffing requirements, significant concerns, past due corrective measures on significant concerns, modifications to policy and procedures, proposed modifications to the internal auditing procedures manual or internal audit charter and any known violations of law.

7.	The Director of Internal Audit will report at least annually to the Audit Committee whether the fiduciary activities of the Company are being administered in accordance with applicable laws and regulations and with sound principles.

8.	At least annually, the Director of Internal Audit will report on the effectiveness of the co-sourced and outsourced audits, including an evaluation of the firm(s) engaged to perform these services.

Other Audit Committee Responsibilities

1.	Inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

2.	Discuss with the Company’s internal and outside counsel any significant legal, compliance or regulatory matters that may have a material effect on the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies.

3.	Review and discuss earnings press releases.

4.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

5.	Establish hiring policies for employees or former employees of the independent auditors. These policies shall provide that no former lead partner, concurring partner or any other member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Company within the one year period preceding the commencement of audit procedures for the current fiscal year’s financial statements may undertake a financial reporting oversight role.

6.	Prepare any reports or other disclosures, including any recommendation of the Audit Committee, required by the rules of the SEC, for inclusion by the Audit Committee in the annual proxy statement of the Company.

7.	After Audit Committee review and approval, recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

8.	Review and approve all transactions between the Company and any related party, as such term is defined by Nasdaq.

9.	The Audit Committee is granted the authority to take whatever action, whether or not covered herein, it deems necessary to fulfill the responsibilities assigned to the Audit Committee by the Board and this charter.

Performance Evaluation

The Audit Committee shall prepare and review with the Board a periodic performance evaluation that shall compare the performance of the Audit Committee with the requirements of this charter. The performance evaluation shall also recommend to the Board any improvements to the Audit Committee’s charter deemed necessary or desirable by the Audit Committee. The performance evaluation by the Audit Committee shall be conducted in such manner as the Audit Committee deems appropriate. The report to the Board may take the form of an oral report by the Chairman of the Audit Committee or any other member of the Audit Committee designated by the Audit Committee to make this report.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER, ON WRITTEN REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT (FORM 10-K) FOR 2002, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, ONE SOUTH MAIN, SUITE 1134, SALT LAKE CITY, UTAH 84111.

ZIONS BANCORPORATION—ONE SOUTH MAIN, SUITE 1134—SALT LAKE CITY, UTAH 84111—(801) 524-4787

www.zionsbancorporation.com

ZIONS BANCORPORATION

PROXY	SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

The undersigned hereby appoints A. SCOTT ANDERSON, DOYLE L. ARNOLD and W. DAVID HEMINGWAY or any of them with full power of substitution, the lawful attorneys and proxies of the undersigned, to vote all of the shares held by the undersigned in Zions Bancorporation at the Annual Shareholders’ Meeting to be held on April 25, 2003 and at all adjournments thereof upon the matters listed below.

1.	To elect Directors	FOR	☐	WITHHOLD AUTHORITY ☐

All nominees listed below (except as marked to the contrary)

INSTRUCTION: to withhold authority for any individual, cross a line through the nominee’s name in the list below:

R. D. Cash Patricia Frobes Richard H. Madsen Harris H. Simmons

2.	To approve amendments to the 1998 Non-Qualified Stock Option and Incentive Plan.	FOR	☐	AGAINST	☐	ABSTAIN	☐

3.	To transact any other such business as may properly come before the meeting.	AUTHORITY	☐	WITHHOLD AUTHORITY ☐

UNLESS A CONTRARY CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, IN FAVOR OF PROPOSAL 2 and OTHERWISE IN THE DISCRETION OF ANY OF THE APPOINTEES AS PROXIES.

Dated , 2003.
Please sign exactly as name appears on reverse side.